UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2010

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1633

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

Item 2.04 Decrease in Direct Financial Obligation

On May 31, 2010, Enertopia Corp. (the “Company”) signed a settlement agreement with Lexaria Corp. (the “Assignor”) for an assignment agreement that was entered into by the Company and the Assignor on or about August 28, 2009, whereby the Company paid a fee of US$59,987.13 to earn a 19.25% share of the Assignor’s 32% interest in a proposed oil well to be drilled in Wilkinson County, Mississippi

As of May 31, 2010, the oil well has not been drilled, due to weather conditions beyond the Assignor’s control. There is some doubt as to when or if this well will be drilled in any reasonable time period.

The Company and the Assignor wish to settle the existing Assigned Interest by making such assignment null and void, and issuing common shares and warrants of the Assignor in exchange for the $59,987.13 earlier received by the Assignor.

The Assignor agreed to allot and issue to the Company 499,893 restricted shares in the capital of the Assignor at a deemed price of US$0.12 per Share for each US$0.12 of the claim amount, and for each such share so issued, will issue one warrant to purchase a further share of the Assignor at a price of US$0.20 per share for a term of two years as full and final settlement of the US$59,987.13.

On May 31, 2010, Enertopia Corp. (the “Company”) signed a settlement agreement with Cheetah Oil and Gas Ltd.. (the “Assignor B”) for an assignment agreement that was entered into by the Company and the Assignor B on or about August 28, 2009, whereby the Company paid a fee of US$45,000.00 to earn a 57.76% share of the Assignor B’s 8% interest in a proposed oil well to be drilled in Wilkinson County, Mississippi

As of May 31, 2010, the oil well has not been drilled, due to weather conditions beyond the Assignor B’s control. There is some doubt as to when or if this well will be drilled in any reasonable time period.

The Company and the Assignor B wish to settle the existing Assigned Interest by making such assignment null and void, and issuing common shares and warrants of the Assignor B in exchange for the $45,000.00 earlier received by the Assignor B.

The Assignor B agreed to allot and issue to the Company 375,000 restricted shares in the capital of the Assignor B at a deemed price of US$0.12 per Share for each US$0.12 of the claim amount, and for each such share so issued, will issue one warrant to purchase a further share of the Assignor B at a price of US$0.20 per share for a term of two years as full and final settlement of the US$45,000.00.

Item 3.02 Unregistered Sales of Equity Securities

On May 31, 2010, Enertopia Corp (the “Company”) closed a private placement of 557,500 units at a price of $0.15 per unit for gross proceeds of $83,625. Each unit consisted of one common share in the capital of the Company and one non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share in the capital of the Company until May 31, 2012, at a purchase price of $0.30 per share.

Chris Bunka, the Company’s President and Chief Executive Officer, subscribed for 333,333 units in the private placement. Bal Bhullar, the Company’s Chief Financial Officer, subscribed for 1,000 units in the private placement.

The Company issued the units to one (1) US persons pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act 1933, as amended. Each of the subscribers represented that they were an “accredited investor” as such term is defined in Regulation D. The Company issued the units to sixty-four (64) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act of 1933, as amended. Each of the subscribers represented that they were not a “US person” as such term is defined in Regulation S.

The securities referred to herein will not be and have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing closing of the private placement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Subscription Agreement for Private Placement closed on May 31, 2010

10.2	Form of Settlement Agreement dated May 31, 2010 between Enertopia Corp. and Lexaria Corp.

10.3	Form of Settlement Agreement dated May 31, 2010 between Enertopia Corp. and Cheetah Oil & Gas Ltd.

99.1	Press Release announcing closing of Private Placement and Debt Settlement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2010

Enertopia Corp.

By: ”Robert McAllister”
Robert G. McAllister
President and Director